File No. 70-8597

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                        AMENDMENT NO. 6 (POST-EFFECTIVE)

                                       TO

                        FORM U-1 APPLICATION-DECLARATION

                                    UNDER THE

                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                        --------------------------------

                         CENTRAL POWER AND LIGHT COMPANY
                           539 North Carancahua Street
                           Corpus Christi, Texas 78401

               (Name of company filing this statement and address
                         of principal executive office)
                        ---------------------------------

                       CENTRAL AND SOUTH WEST CORPORATION

                 (Name of top registered holding company parent)

                        ---------------------------------

                                 Wendy G. Hargus
                                    Treasurer
                       Central and South West Corporation
                          1616 Woodall Rodgers Freeway
                                 P.O. Box 660164
                            Dallas, Texas 75266-0164

                              Joris M. Hogan, Esq.
                         Milbank, Tweed, Hadley & McCloy
                             1 Chase Manhattan Plaza
                            New York, New York 10005

                   (Names and addresses of agents for service)


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                  Central  Power  and Light  Company  (the  "Company"),  a Texas
corporation and a wholly-owned electric public utility subsidiary of Central and South West Corporation, a Delaware corporation and a registered holding company under the Public Utility Holding Company Act of 1935, as amended, hereby files this Amendment No. 6 (this "Amendment") to the Form U-1 Application-Declaration in File No. 70-8597 (the "Application") for the purpose of amending Items 1, 3, 5 and 6 of the Application to request an extension of the term of the authority previously granted by the Commission through December 31, 2002. In all other respects, the Application as previously filed and amended will remain the same.
Item 1. Description of Proposed Transaction.
                  By order in this file  dated June 15,  1995  (HCAR No.  26309)
(the "Order"), the Company was authorized through December 31, 1997, (i) to incur obligations in connection with the proposed issuance by Matagorda County Navigation District No. One ("District") in one or more series of up to $475 million in Pollution Control Revenue Bonds, of which up to $325 million will be refunding bonds ("Refunding Bonds") and up to $150 million will be new money bonds ("New Money Bonds"), and (2) to manage interest rate risk or to reduce interest rate costs through forward re-financing techniques and through the use of interest rate swaps and related instruments through the life of the outstanding bonds and the new bonds. The terms of the new bonds, other than interest rate and other terms determined at the time of pricing, and the parameters for the interest rate swaps and related instruments, other than pricing terms, are described in the Application. The Order reserved jurisdiction over the issuance and sale of the interest rate and other terms and conditions applicable to the bonds, and the use by the Company of interest rate swaps and other interest rate risk management devices, pending completion of the record.
                  By order  dated July 26, 1995  (HCAR.  No.  26339) (the "First
Supplemental Order"), the Commission approved the issuance of $100.635 million principal amount of Refunding Bonds but continued to reserve jurisdiction over the issuance and sale of $224.365 million of Refunding Bonds and $150 million in New Money Bonds, pending completion of the record with regard to the interest rate and other terms and conditions applicable thereto, and over the use by the Company of interest rate swaps and other interest rate risk management devices, pending completion of the record.
                  On  July  27,  1995,  the  Company  issued  $100.635   million
principal amount of Refunding Bonds pursuant to the First Supplemental Order and the Order.
                  By order dated  August 28, 1996 (HCAR No.  26565) (the "Second
Supplemental Order"), the Commission released previously reserved jurisdiction over the issuance and sale of $224.365 million of Refunding Bonds and $150 million in New Money Bonds, and over the use by the Company of interest rate swaps and other interest rate risk management devices.
                  On  September  25,  1996,  the  Company  issued $60 million of
Refunding  Bonds  pursuant  to  the  Second   Supplemental   Order,   the  First
Supplemental Order and the Order.
                  In sum, the Company has issued  $160.635  million of Refunding
Bonds and no New Money Bonds and, thus, has authority to issue an additional $164.365 million of Refunding Bonds and $150 million of New Money Bonds, which authority expires December 31, 1997. The Company requests that the Commission extend the Company's authority to issue the additional amounts of Refunding Bonds and New Money Bonds, pursuant to the terms and conditions set forth in the Order, the First Supplemental Order and the Second Supplemental Order, through December 31, 2002. Item 3. Applicable Statutory Provisions
                  Sections  6(a),  7, 9(a),  10 and 12(c) of the Act and Rule 54
thereunder are or may be applicable to the transactions proposed herein. To the extent that any other sections of the Act may be applicable to the proposed transactions, the Company hereby requests appropriate authority thereunder. As this Amendment merely requests the extension of the term of authority previously granted to the Company by the Commission, the Commission already has determined that the proposed transactions are appropriate under the Act.
                  Rule 54
                  No proceeds from the proposed transactions will be used by CSW or any subsidiary thereof for the direct or indirect acquisition of an interest in an exempt wholesale generator, as defined in Section 32 of the Act, or a foreign utility company, as defined in Section 33 of the Act. Rule 54 promulgated under the Act states that in determining whether to approve the issue or sale of a security by a registered holding company for purposes other than the acquisition of an EWG or a FUCO, or other transactions by such registered holding company or its subsidiaries other than with respect to EWGs or FUCOs, the Commission shall not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or a FUCO upon the registered holding company system if Rules 53(a), (b) and (c) are satisfied. As set forth below, all applicable conditions set forth in Rule 53(a) are, and, assuming the consummation of the transactions proposed herein, will be, satisfied and none of the conditions set forth in Rule 53(b) exist or will exist as a result of the transactions proposed herein, thereby satisfying such provision and making Rule 53(c) inapplicable.
                  CSW's  "aggregate  investment" (as defined under Rule 53(a) of the Act) in EWGs and FUCOs as of September 11, 1997 was approximately $923 million, or about 47% of $1,970 million, CSW's average consolidated retained earnings for the four quarterly periods ended June 30, 1997. CSW thus satisfies Rule 53(a)(1). CSW will maintain and make available the books and records required by Rule 53(a)(2). No more than 2% of the employees of CSW's operating subsidiaries will, at any one time, directly or indirectly, render services to an EWG or FUCO in which CSW directly or indirectly owns an interest, satisfying Rule 53(a)(3). And lastly, CSW will submit a copy of Item 9 and Exhibits G and H of CSW's Form U5S to each of the public service commissions having jurisdiction over the retail rates of CSW's operating utility subsidiaries, satisfying Rule 53(a)(4). Item 5. Procedure.
                  The Company respectfully requests that the Commission issue no later than September 19, 1997 the requisite notice under Rule 23 with respect to the filing of this Amendment, such notice to specify a date not later than October 13, 1997, as the date after which an order granting and permitting this Amendment to become effective may be entered by the Commission and the Commission enter not later than October 14, 1997, an appropriate order granting and permitting this Amendment to become effective.
                  No  recommended  decision  by a hearing  officer  or any other responsible officer of the Commission is necessary or required in this matter. The Division of Investment Management of the Commission may assist in the preparation of the Commission's decision in this matter. There should be no 30-day waiting period between the issuance and the effective date of any order issued by the Commission in this matter; and it is respectfully requested that any such order be made effective immediately upon the entry thereof.
Item 6.  Exhibits and Financial Statements.
         Revised
         Exhibit 6 -       Preliminary Opinion of Milbank, Tweed, Hadley &
                           McCloy, counsel to the Company.

         Revised
         Exhibit 8 -       Financial Statements per books and pro forma as of
                           June 30, 1997 of the Company.

         Revised
         Exhibit 9 -       Proposed Notice of Proceeding.


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                                S I G N A T U R E
                  Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned company has duly caused this document to be signed on its behalf by the undersigned thereunto duly authorized.
                  Dated:  September 16, 1997

                                   CENTRAL POWER AND LIGHT COMPANY


                                   By:/s/ WENDY G. HARGUS
                                          Wendy G. Hargus
                                          Treasurer

                                INDEX OF EXHIBITS


EXHIBIT                                                      TRANSMISSION
NUMBER            REVISED EXHIBITS                               METHOD
-------           ----------------                            ------------

  6               Preliminary Opinion of Milbank, Tweed,       Electronic
                  Hadley & McCloy, counsel to the Company.

  8               Proposed Notice of Proceeding.               Electronic

  9               Financial Statements per books and pro          ------
                  forma as of June 30, 1997 of the Company.
                  (to be filed by amendment)